NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                             FOR IMMEDIATE RELEASE

                                                                            October 16, 2009

Norfolk Southern extends registered exchange offer

NORFOLK, VA. - Norfolk Southern Corporation announced that it has extended the expiration date of its offer to exchange up to $500,000,000 aggregate principal amount of its 5.75% Senior Notes due 2016 (the "Exchange Notes") registered under the Securities Act of 1933, as amended, for an equal amount of its privately placed 5.75% Senior Notes due 2016 (the "Original Notes").  The exchange offer, which was scheduled to expire at 12:00 midnight, Eastern time, on Oct. 16, 2009, will now expire at 12:00 midnight, Eastern time, on Nov. 4, 2009, unless further extended, to allow holders of the outstanding Original Notes additional time to tender in the exchange offer.

Except for the extension of the expiration date, the terms of the exchange offer remain as set forth in the prospectus dated Sept.16, 2009.

Copies of the prospectus may be obtained from U.S. Bank Trust National Association, which is serving as exchange agent for the exchange offer.  Contact information for U.S. Bank Trust National Association is as follows:

U.S. Bank National Association

Attn: Specialized Finance Department
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, Minnesota 55107
Telephone: 1-800-934-6802
Facsimile transmission: 1-651-495-8158

This press release shall not constitute an offer to purchase or the solicitation of an offer to buy any securities. The exchange offer is being made solely pursuant to the prospectus dated Sept. 16, 2009, including any supplements thereto and only in such jurisdictions as is permitted under applicable law.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern Contacts:

Media: Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investors: Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                           World Wide Web Site: www.nscorp.com